Pricing Supplement dated August 24, 2023 (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333—265158
$450,000,000 Synthetic Convertible Notes Linked to the Class A Common Stock of Alphabet Inc. due August 28, 2026 Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Issue Price:	$1,089.00 per $1,000 principal amount Note
Inception Date:	August 24, 2023
Issue Date:	August 31, 2023
Valuation Date:*	August 21, 2026
Maturity Date:*	August 28, 2026
Reference Asset:
The Class A common stock of Alphabet Inc. (the “Reference Asset”) (Bloomberg ticker symbol “GOOGL <Equity>”). The issuer of the Reference Asset is not involved in this offering and has no obligation with respect to the Notes.

Fixed Coupon:	$40.00 per $1,000 principal amount Note (based on a rate of 4.00% per annum, rounded to four decimal places, if applicable). You will receive the Fixed Coupon on each Coupon Payment Date.
Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date (in addition to the Fixed Coupon payable on such date) a cash payment per $1,000 principal amount Note that you hold in an amount equal to the Daily Value (as defined below).
The payment at maturity on the Notes will be at least the principal amount per Note (excluding the Fixed Coupon otherwise due). Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note, and the payment at maturity on the Notes may be less than your initial investment.
Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Daily Value:	An amount equal to the greater of: (1) $1,000.00; and (2) the Alternative Redemption Amount
Alternative Redemption Amount:
The Alternative Redemption Amount per $1,000 Note will equal $1,000 multiplied by a ratio determined by dividing the Settlement Value by the Threshold Value, calculated as follows:
$1,000 x [Settlement Value / Threshold Value]

Settlement Value:	The Adjusted Volume-Weighted Average Price of the Reference Asset on the Valuation Date multiplied by the Multiplier in effect on the Valuation Date
Initial Value:
$131.0492, which is a price of the Reference Asset determined on the Inception Date in the sole discretion of the Calculation Agent. The Initial Value is not the Adjusted Volume-Weighted Average Price or the closing price of the Reference Asset on the Inception Date. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions, including the determination of the Initial Value, that might affect the value of your Notes.

Threshold Value:	$172.9849, which is 132.00% of the Initial Value (rounded to four decimal places)
Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,089.00	108.90%	0.00%	108.90%
Total	$490,050,000	$490,050,000	$0	$490,050,000
(1)
Our estimated value of the Notes on the Inception Date, based on our internal pricing models, is $1,073.00 per Note. The estimated value is less than the Initial Issue Price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS—5 of this pricing supplement.

(2)
Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Coupon Payment Dates:*	August 29, 2024, August 29, 2025 and the Maturity Date
Adjusted Volume-Weighted Average Price:
With respect to the Reference Asset on any scheduled trading day, the product of:
●
the Volume Weighted Average Price of the Reference Asset on such scheduled trading day and
●
the Dividend Adjustment Factor on such scheduled trading day

Volume-Weighted Average Price:
The volume-weighted average price (“VWAP”) of the Reference Asset on the Valuation Date means such price as calculated by Bloomberg Professional® service and displayed on Bloomberg page “GOOGL US <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on the Valuation Date; provided that if on the Valuation Date, Bloomberg does not calculate and report the VWAP on such day, the Calculation Agent shall calculate the VWAP on such day.

Dividend Adjustment Factor:
On the Inception Date, the Dividend Adjustment Factor shall be 1.00. Thereafter, on the ex-date of Regular Cash Dividends, the new Dividend Adjustment Factor shall equal the product of:
(i)
the prior Dividend Adjustment Factor, and
(ii)
the quotient of (a) the closing price of the Reference Asset on the scheduled trading day immediately preceding the ex-date (the “Ex-Dividend Closing Market Price”) and (b) the Ex-Dividend Closing Market Price minus the difference between (x) Regular Cash Dividend minus (y) the Base Dividend.
On any scheduled trading day that is not an ex-date of regular cash dividends, no adjustment will be made to the Dividend Adjustment Factor, provided that if no ex-date occurs in a calendar quarter, the last scheduled trading day in such calendar quarter will be deemed an ex-date for that purpose.

Regular Cash Dividend:	The regular cash dividend per share of the Reference Asset paid by the Reference Asset Issuer
Base Dividend:	From the Inception Date to, and including, the Valuation Date, $0.00 per calendar quarter
Multiplier:
The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in the section entitled “Additional Terms of the Notes—Adjustments to the Terms of the Notes” in this pricing supplement.

Stock Settlement Option:
A holder of the Notes will have the option, subject to the conditions and limitations described herein, to receive shares of the Reference Asset (with fractional shares paid in cash) in lieu of cash at maturity. As more fully described under “Additional Terms of the Notes—Stock Settlement Option” in this pricing supplement, a holder of the Notes must provide Barclays with written notice of its election to exercise its stock settlement option at least five (5) Business Days prior to the Valuation Date. If such notice by a holder of the Notes is not provided, cash settlement shall apply on the stated Maturity Date. If a holder of the Notes has made an effective election to exercise its Stock Settlement Option, Barclays Bank PLC will deliver to such holder of the Notes a number of shares of the Reference Asset, calculated as (1) the Daily Value of payment due at maturity, as applicable, divided by (2) the VWAP of the Reference Asset on the Valuation Date.
For additional information, conditions and restrictions, please see “Additional Terms of the Notes—Stock Settlement Option” in this pricing supplement.

Listing:	The Notes will not be listed on any exchange.
Business Days:	New York and London
Business Day Convention:	Following; Unadjusted
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN	06741W7A2/US06741W7A25
* Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the document(s) listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Inception Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Inception Date is less than the Initial Issue Price of the Notes. The difference between the Initial Issue Price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Inception Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Inception Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:
●	You anticipate that the Daily Value will be greater than $1,000.
●	You anticipate that the Settlement Value will be greater than the Threshold Value.
●
You understand and are willing and able to accept that, because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note, and the payment at maturity on the Notes may be less than your initial investment.

●	You are willing to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.
●	You are willing to assume our credit risk for all payments on the Notes.
●	You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be an appropriate investment for you if any of the following statements are true:
●	You do not anticipate that the Daily Value will be greater than $1,000.
●	You do not anticipate that the Settlement Value will be greater than the Threshold Value.
●
You are unwilling or unable to accept that, because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note, and the payment at maturity on the Notes may be less than your initial investment.

●	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.
PS—6

ADDITIONAL TERMS OF THE NOTES
General
The Coupon Payment Dates, the Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” subject to the modifications set forth under “—Market Disruption Events” below, and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, subject to the modifications set forth under “—Adjustments to the Terms of the Notes” below.
Reference Asset Issuer and Reference Asset Information
●
For purposes of the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the accompanying prospectus supplement, each reference in such section to a “closing price” shall be deemed instead to be a reference to a “price.”

Market Disruption Events
●
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a market disruption event occurs on the Valuation Date, the Valuation Date will be postponed until the next scheduled trading day on which no market disruption event occurs or is continuing; provided, however, if a market disruption event occurs or is continuing on each of the eight scheduled trading days following the originally scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the VWAP of the Reference Asset for that eighth scheduled trading day based upon its good faith estimate of the VWAP on such day. For a description of what constitutes a market disruption event with respect to the Reference Asset, please see “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, subject to the modifications set forth in the provisions below.

●
The section “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement shall be deemed modified as follows:

o
each of the first two bullet points shall be deemed modified by deleting the words “for more than two hours of trading or” and “during the one-half hour period preceding the close of the regular trading session in that exchange or market or, if the applicable pricing supplement provides for a valuation time that is not the close of the regular trading session in that exchange or market, the relevant valuation time” therein; and

o
the third bullet point shall be deemed modified by deleting the words “unless the earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchange on that scheduled trading day for the relevant exchange and (2) the submission deadline for orders to be entered into the applicable exchange system for execution at the close of trading on that scheduled trading day for the relevant exchange” therein.

Adjustments to the Terms of the Notes
●
The Reference Asset and the Multiplier (which is initially 1.0) will be subject to adjustment in certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement, provided that any provision of that section in the accompanying prospectus supplement relating to any adjustment upon the payment of any dividend will not apply to the Multiplier.

●
Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a Reorganization Event or Additional Adjustment Event (each as defined in the prospectus supplement) occurs that would otherwise obligate the Calculation Agent to accelerate the maturity of the Notes, the Calculation Agent shall instead adjust any variable of the Notes in a commercially reasonable manner (including, without limitation, the methodology used to calculate the Alternative Redemption Amount) that the Calculation Agent determines appropriate to account for the Reorganization Event or Additional Adjustment Event, as applicable.

Stock Settlement Option
●
As described on the cover page of this pricing supplement, a holder of the Notes must provide Barclays with written notice of its election to exercise its Stock Settlement Option at least five (5) Business Days prior to the Valuation Date. If you have made an effective election to exercise your Stock Settlement Option, Barclays Bank PLC will deliver to you a number of shares of the Reference Asset equal to (1) the Daily Value of payment due at maturity, as applicable, divided by (2) the VWAP of the Reference Asset on the Valuation Date.

PS—7

●
If the calculation above results in a fractional share, Barclays Bank PLC will also pay cash to you in an amount equal to such fractional share amount times the VWAP of the Reference Asset on the Valuation Date.

●
Notwithstanding the foregoing, if Barclays Bank PLC determines that, due to an event beyond our control, it is impossible, impracticable (including if unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you, we will pay in cash the amount payable on the Maturity Date as if you had not elected to exercise your Stock Settlement Option.

PS—8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity on the Notes under various circumstances, excluding the final Fixed Coupon. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the sum of (i) the Fixed Coupons paid throughout the term of the Notes (i.e., $120.00 per Note) and (ii) the payment at maturity per $1,000 principal amount Note to the Initial Issue Price. The examples set forth below are purely hypothetical and are provided for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The actual returns applicable to a purchaser of the Notes will depend on the Settlement Value. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples in the following table do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	The Dividend Adjustment Factor is 1.00 with respect to each scheduled trading day during the term of the Notes.
■	You have NOT elected to exercise your Stock Settlement Option at maturity.
Settlement Value	Percentage Change from Initial Value to Settlement Value	Alternative Redemption Amount	Payment at Maturity[1]	Total Return on the Notes[2]	Return on a Direct Investment in the Reference Asset[3]
$248.9935	90.00%	$1,439.39	$1,439.39	43.20%	90.00%
$235.8886	80.00%	$1,363.64	$1,363.64	36.24%	80.00%
$222.7836	70.00%	$1,287.88	$1,287.88	29.28%	70.00%
$209.6787	60.00%	$1,212.12	$1,212.12	22.33%	60.00%
$196.5738	50.00%	$1,136.36	$1,136.36	15.37%	50.00%
$183.4689	40.00%	$1,060.61	$1,060.61	8.41%	40.00%
$172.9849	32.00%	$1,000.00	$1,000.00	2.85%	32.00%
$170.3640	30.00%	$984.85	$1,000.00	2.85%	30.00%
$157.2590	20.00%	$909.09	$1,000.00	2.85%	20.00%
$144.1541	10.00%	$833.33	$1,000.00	2.85%	10.00%
$131.0492	0.00%	$757.58	$1,000.00	2.85%	0.00%
$117.9443	-10.00%	$682.85	$1,000.00	2.85%	-10.00%
$104.8394	-20.00%	$606.06	$1,000.00	2.85%	-20.00%
$91.7344	-30.00%	$530.30	$1,000.00	2.85%	-30.00%
$78.6295	-40.00%	$454.55	$1,000.00	2.85%	-40.00%
$65.5246	-50.00%	$378.79	$1,000.00	2.85%	-50.00%
$52.4197	-60.00%	$303.03	$1,000.00	2.85%	-60.00%
$39.3148	-70.00%	$227.27	$1,000.00	2.85%	-70.00%
$26.2098	-80.00%	$151.52	$1,000.00	2.85%	-80.00%
$13.1049	-90.00%	$75.76	$1,000.00	2.85%	-90.00%
$0.0000	-100.00%	$0.00	$1,000.00	2.85%	-100.00%
1 Per $1,000 principal amount Note. Because the Notes are initially offered at a premium to the principal amount per Note, the payment at maturity on the Notes may be less than your initial investment.
2 Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note.
3 The total returns on a direct investment in the Reference Asset represents the performance of the Reference Asset from the Initial Value to the Settlement Value and assumes that an investor received Adjusted Dividends as set forth under “Expected Aggregate Adjusted Dividends” on the cover page of this pricing supplement. Because the Settlement Value will be based on the VWAP of the Reference Asset on the Valuation Date, rather than the closing price per share of the Reference Asset on such date, the returns shown in this column may not represent the returns that would have been earned by an investor that purchased shares of the Reference Asset at the Initial Value and sold such shares at the closing price per share on the Valuation Date.
PS—9

The following examples illustrate how the payment at maturity and total return on the Notes set forth in the table above are calculated.
Example 1: The Settlement Value is $144.1541 , which is greater than the Initial Value but less than the Threshold Value.
In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $144.1541 /$172.9849, or $833.33.
Because the Alternative Redemption Amount is less than $1,000.00, the Daily Value is $1,000.00. The investor receives a payment at maturity equal to $1,000 per $1,000 principal amount Note that they hold (plus the Fixed Coupon otherwise due). Because the Notes are initially offered at a premium to the principal amount per Note, the payment at maturity on the Notes may be less than your initial investment.
After taking into account the payment of Fixed Coupons, the total amount paid on the Notes is $1,120.00, which represents a total return on the Initial Issue Price of the Notes of 2.85%. Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note.
If you were to elect your Stock Settlement Option, you would receive on the Maturity Date a number of shares of the Reference Asset, calculated as (1) the Daily Value of payment due at maturity, as applicable, divided by (2) the VWAP of the Reference Asset on the Valuation Date.
Accordingly, if you held one $1,000 principal amount Note, you would receive on the Maturity Date a total of 6 shares of the Reference Asset and $135.08 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.
Example 2: The Settlement Value is $104.8394, which is less than the Initial Value and, accordingly, less than the Threshold Value.
In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $104.8394/$172.9849, or $606.06.
Because the Alternative Redemption Amount is less than $1,000.00, the Daily Value is $1,000.00. The investor receives a payment at maturity equal to $1,000 per $1,000 principal amount Note that they hold (plus the Fixed Coupon otherwise due). Because the Notes are initially offered at a premium to the principal amount per Note, the payment at maturity on the Notes may be less than your initial investment.
After taking into account the payment of Fixed Coupons, the total amount paid on the Notes is $1,120.00, which represents a total return on the Initial Issue Price of the Notes of 2.85%. Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note.
If you were to elect your Stock Settlement Option, you would receive on the Maturity Date a number of shares of the Reference Asset, calculated as (1) the Daily Value of payment due at maturity, as applicable, divided by (2) the VWAP of the Reference Asset on the Valuation Date.
Accordingly, if you held one $1,000 principal amount Note, you would receive on the Maturity Date a total of 9 shares of the Reference Asset and $56.45 in cash. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.
Example 3: The Settlement Value is $209.6787, which is greater than the Threshold Value.
In this case, the Alternative Redemption Amount is calculated as (a) $1,000 times (b) $209.6787/$172.9849, or $1,212.12.
Because the Alternative Redemption Amount is greater than $1,000.00, the Daily Value is $1,212.12. The investor receives a payment at maturity equal to $1,212.12 per $1,000 principal amount Note that they hold (plus the Fixed Coupon otherwise due). Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note.
After taking into account the payment of Fixed Coupons, the total amount paid on the Notes is $1,332.12, which represents a total return on the Initial Issue Price of the Notes of 22.33%. Because the Notes are initially offered at a premium to the principal amount per Note, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note.
If you were to elect your Stock Settlement Option, you would receive on the Maturity Date a number of shares of the Reference Asset, calculated as (1) the Daily Value of payment due at maturity, as applicable, divided by (2) the VWAP of the Reference Asset on the Valuation Date.
Accordingly, if you held one $1,000 principal amount Note, you would receive on the Maturity Date a total of 5 shares of the Reference Asset and $163.73 in cash. To the extent you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis.
PS—10

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or its components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
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The Payment that You Receive on the Maturity Date Will Only Reflect Any Appreciation of the Reference Asset to the Extent that the Settlement Value Exceeds the Threshold Value—Unless the Settlement Value exceeds the Threshold Value, you will not earn any positive return on the principal amount of your Notes. If the Settlement Value is not greater than the Threshold Value, your payment at maturity per $1,000 principal amount Note will be limited to $1,000 (excluding the Fixed Coupon otherwise due). Accordingly, you may not receive any payments (excluding the Fixed Coupons) in excess of the principal amount of your Notes, even if the price of the Reference Asset appreciates from the Initial Value to the Settlement Value.

●
The Initial Issue Price of the Notes Reflects a Premium to Their Principal Amount—The Notes are initially offered at a premium to the principal amount per Note. However, the Daily Value, the Alternative Redemption Amount and the amount of each Fixed Coupon are determined by reference to the principal amount per Note. Accordingly, the return on your investment will be lower than it would have been if the Notes had been offered at the principal amount per Note, and the payment at maturity on the Notes may be less than your initial investment.

●
You Will Not Participate in the Full Appreciation of the Reference Asset—Even if the Settlement Value is greater than the Threshold Value, the payment on the Notes at maturity will reflect only the appreciation of the Reference Asset to the extent that the Settlement Value exceeds the Threshold Value. For example, for a Threshold Value of 132.00% of the Initial Value and an Initial Issue Price of $1,089.00, if the applicable Settlement Value is equal to 180% of the Initial Value, the payment at maturity on the Notes (excluding the Fixed Coupon otherwise due) would be only $1,363.64 per $1,000 principal amount Note, for a return on the Notes at maturity (excluding the Fixed Coupons) as compared to the Initial Issue Price of approximately 25.22%, even though the Reference Asset appreciated by 80.00% from the Initial Value. In contrast, a direct investment in the Reference Asset would allow you to receive the benefit of any appreciation in its value. Thus, any return on the Notes will not reflect the return you would realize if you actually owned shares of the Reference Asset and received the dividends paid or distributions made on them.

●
The Payment at Maturity Will Be Determined Based on the Settlement Value—The Settlement Value will be based solely on the Adjusted Volume-Weighted Average Price of the Reference Asset on the Valuation Date. Accordingly, if the Adjusted Volume-Weighted Average Price of the Reference Asset drops on the Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the price of such Reference Asset at a time prior to such drop.

●
Your Ability to Exercise the Stock Settlement Option May Be Limited—The Notes have a Stock Settlement Option, which allows you to elect to receive shares of the Reference Asset (with fractional shares paid in cash) in lieu of cash at maturity. Notwithstanding this option, however, if Barclays Bank PLC determines that, due to an event beyond our control, it is impossible, impracticable (including if unduly burdensome) or illegal for us to deliver shares of the Reference Asset to you, we will pay in cash the amount payable on the Maturity Date as if you had not elected to exercise your Stock Settlement Option. In this circumstance, the amount paid in cash on the Maturity Date may be less than the value of the shares of the Reference Asset that would have been delivered under the Stock Settlement Option.

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Tax Treatment—We intend to treat the Notes as contingent payment debt instruments. Under this treatment, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, and Fixed Coupons will not be subject to additional tax on receipt. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have.

Risks Relating to the Issuer
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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in

PS—11

this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a Default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Reference Asset
●
Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

●
Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the Reference Asset issuer’s SEC filings or of any other publicly available information regarding such issuer.

Risks Relating to Conflicts of Interests
●
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Asset and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
■
The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Inception Date is lower than the Initial Issue Price of your Notes. The difference between the Initial Issue Price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

PS—12

■
The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Inception Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

■
The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Inception Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the Initial Issue Price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Inception Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

■
Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Asset;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS—13

INFORMATION REGARDING THE REFERENCE ASSET
We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act,” and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act,” are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the Reference Asset can be located by reference to the SEC file number specified below.
The summary information below regarding the Reference Asset comes from the company’s SEC filings. You are urged to refer to the SEC filings made by the company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of the Reference Asset or of any other publicly available information regarding such issuer.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of the Reference Asset or any other publicly available information regarding the Reference Asset.
We obtained the historical trading price information with respect to the Reference Asset set forth below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Alphabet Inc.
According to publicly available information, Alphabet Inc. is a holding company for a collection of businesses, the largest of which is Google.
Information filed by Alphabet Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37580. The Class A common stock of Alphabet Inc. is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL.”
Historical Performance of the Class A Common Stock of Alphabet Inc.
The graph below sets forth the historical performance of the Class A common stock of Alphabet Inc. based on the daily closing prices from January 2, 2018 through August 24, 2023. We obtained the closing prices shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. These historical closing prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.
Historical Performance of the Class A Common Stock of Alphabet Inc.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
PS—14

TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only with respect to Notes you purchase at their issuance on the Issue Date; if you are a secondary purchaser of the Notes, the tax consequences of owning and disposing of Notes you purchase subsequently may be different. Notwithstanding that the Notes do not provide for the full repayment of their initial issue price at maturity, we intend to treat the Notes as debt instruments for U.S. federal income tax purposes. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable. The remainder of this discussion assumes that this treatment is correct. The tax consequences of the ownership and disposition of the Reference Asset are not discussed.
The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Our treatment of the Notes as contingent payment debt instruments is binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment.
Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, and Fixed Coupons will not be subject to additional tax on receipt. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange (including the value of any Reference Asset received) and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.
Your basis in any Reference Asset you receive will equal its fair market value on the day you receive it, and your holding period in that Reference Asset will begin on the day after receipt.
The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).
After the Issue Date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that we will pay on the Notes.
You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the Fixed Coupons or to the excess (if any) of the payment at maturity over the face amount of the Notes, although the IRS could challenge this position. The U.S. federal income tax treatment of any amounts attributable to the Dividend Adjustment Factor is uncertain. We expect to treat the payment of any amounts attributable to the Dividend Adjustment Factor as exempt from U.S. federal income tax (including withholding tax), provided that such amount is not effectively connected with your conduct of a trade or business in the United States. We believe this treatment is reasonable, but the IRS, other withholding agents or a court may disagree and treat any such payment (and any sales proceeds attributable to the Dividend Adjustment Factor) as subject to U.S. federal withholding at a rate of 30% unless you provide a properly completed Form W-8 appropriate to your circumstances claiming eligibility for a reduction of or an exemption from withholding.
Notwithstanding the above, if we determine that there is a material risk that we are required to withhold on any payments on the Notes, we may withhold on these payments at a 30% rate unless you submit a properly completed IRS Form W-8 appropriate to your circumstances that reduces or eliminates withholding.
Non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
PS—15

SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
The Notes and the related offer to purchase Notes and sale of Notes under the terms and conditions provided in this pricing supplement do not constitute a public offering in any non-U.S. jurisdiction. The Notes are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The Notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities regulatory authority. Any person who wishes to acquire the Notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these Notes. The following paragraphs supplement the information found under “Plan of Distribution (Conflict of Interest)—Non-U.S. Selling Restrictions” in the accompanying prospectus supplement.
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Hong Kong
No advertisement, invitation or document relating to the Notes may be issued, or may be in the possession of any person for the purpose of issue, (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to 'professional investors' within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the "SFO") and any rules made thereunder.
In addition, in respect of Notes which are not a 'structured product' as defined in the SFO, the Notes may not be offered or sold in Hong Kong by means of any document other than (i) to 'professional investors' within the meaning of the SFO and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a 'prospectus' within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32, Laws of Hong Kong, the "CO") or which do not constitute an offer to the public within the meaning of the CO.
Taiwan
The offer of the Notes has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations, and the Notes may not be offered, issued or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires the registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
PS—16

VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 14, 2023, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 14, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 14, 2023, which has been filed as an exhibit to the report on Form 6-K referred to above.
PS—17